Exhibit 4.5

                        PRODUCUCTION CONSULTANT AGREEMENT


This Agreement when signed by Raven Moon Entertainment, Inc. located at 120 International Parkway, Suite 220, Heathrow, Florida 32746 hereafter referred to as the "PRODUCTION COMPANY" and Mike Gibilisco Production Consultant located at 2005 Tree Folk Lane #3, Longwood, FL 327509 hereafter referred to as "Consultant" shall constitute a binding agreement.

FOR GOOD CONSIDERATION the receipt and sufficiency of which is hereby acknowledged that both parties agree as follows:

     Effective immediately under the supervision of the PRODUCTION COMPANY and its Executive Producers, J&B DiFrancesco, CONSULTANT shall supervise the Production of Twelve(12) Television/Home Video programs of "Gina D's Kids Club", One(1) HomeVideo episode of "A Message From God" and various " Gina D/Mr. Bicycle Man" Public Service Announcements to be produced and distributed to broadcast stations effective immediately until all productions are fully completed to the satisfaction of the Production Company and the Executive Producers, J&B DiFrancesco.

DUTIES:

1. The CONSULTANT shall be responsible for only the supervision of all creative personnel, creative services, marketing materials, advertising materials, sub-contractors, technical services, non-technical services, duplication and distribution of all Television/Home Video productions stated above to be professionally produced and delivered to broadcasters or video duplication facilities upon completion to the satisfaction of the Production Company and its Executive Producers, J&B DiFrancesco. The CONSULTANT will not be responsible for any unreasonable deadlines nor unreasonable approvals that could effect quality, productivity and delivery of such above mentioned supervised services due beyond the control of the CONSULTANT.

COMPENSATION:

2. As payment in full for these services the CONSULTANT shall receive 10,000,000 shares of common S-8 free trading Raven Moon Entertainment, Inc. stock.

3. This is a complete understanding by both parties, which cannot be changed except in writing and signed by both parties.

4. Both parties agree to settle any dispute by arbitration in Seminole County Florida.

ACCEPTED AND AGREED TO;

DATE
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/s/
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     Mike Gibilisco

/s/
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     Raven Moon Entertainment, Inc.